  Exhibit 99.1
Transcript of
BK Technologies Corp
Third Quarter 2019 Investor Conference Call
November 7, 2019

Participants
Timothy Vitou – President
Bill Kelly - CFO

Analysts
Edward Schulz

Presentation

Operator
Good day, ladies and gentlemen, and welcome to BK Technologies Corporation Conference Call for the Third Quarter ended September 30, 2019. This call is being recorded. All participants have been placed on a listen-only mode. Following management’s remarks, this call will be open to questions.

Before turning the call over to Mr. Vitou for opening remarks, I SEC. These statements are based on information and understandings that are believed to be accurate as of today, November 7, 2019, and we do not undertake any duty to update forward-looking statements.

I will now turn the call over to Mr. Timothy Vitou, President will provide the following safe harbor statement. Statements made during this conference call that are not based on historical facts are forward-looking statements. These statements are subject to known and unknown factors and risks. The company’s actual results, performance, or achievements may differ materially from those expressed or implied by these forward-looking statements, and some of the factors and risks that could cause or contribute to such material differences have been described in yesterday’s press release and BK’s filings with the of BK Technologies. Mr. Vitou, you may begin.

Timothy Vitou - President
Thank you, Julia. Good morning, everyone, welcome to the BK Technologies Investor Conference Call for the third quarter and nine months ended September 30, 2019. I’ll provide some comments about the business before Bill takes us through the financial and operating results.

Our third quarter this year included a mix of financial and operating results, combined with progress on important strategic initiatives that are intended to enhance our competitive position and growth prospects for the future. Sales for Q3 were driven primarily from our stronghold in legacy customers, as evidenced by orders from the US Forest Service that were previously announced in July.

Also, the TSA exercised the fourth one-year option, extending their contract with BK to September 2020. The option provides for the purchase of up to $2 million of our product. Upon exercising their option, TSA also placed a firm delivery order for equipment and services totaling approximately $1.8 million, of which approximately $200,000 was fulfilled in September. The remainder is anticipated to be fulfilled during fourth quarter this year.

Orders for state and local markets and international customers in Q3 were soft in comparison to last year’s Q3 when we closed substantial orders from public safety agencies in the State of California and in Canada. Consequently, total sales for Q3 declined relative to Q3 last year.

Gross profit margins increased for the second consecutive quarter, following a first quarter that was negatively impacted by the federal government shutdown. This increase was reflecting improvements in sales mix, prices, and product costs. Operating expenses are above last year’s levels due to engineering and product development initiatives; however, they decreased 23% from the immediately preceding quarter.

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As I’ve mentioned on recent calls, we have been working on several new product development programs that are vital to moving us forward toward achieving the company’s strategic goals and objectives. Reflecting the importance and high priority of these efforts, I’m pleased and excited to report that just last week we appointed a new Chief Technology Officer, Dr. Branko Avanic. Branko brings to BK impressive credentials and experience. His career is comprised of more than 30 years of product development leadership with Motorola. Branko’s accomplishments include 29 patents in land mobile radio, and a PhD in electrical engineering. In his previous roles, Dr. Avanic has been the architect of numerous successful land mobile radio products. Since his arrival in August, Dr. Avanic has been focused on our multiband development. His detailed examination and assessment of the product identified design changes that we believe should improve the product’s functionality and performance, and enhance its ability to successfully compete in the marketplace.

Although our existing design is functioning and has passed FCC testing, we believe it’s important to launch the best possible product to maximize our prospects for widespread customer acceptance. We have started the process of implementing these design changes. Doing so will extend the time required to bring the product to market. Although the timeline’s not firm, we anticipate completing the development in the second half of 2020. Prior to then, however, we anticipate rolling out the first product in our new BKR family of radios. The BKR line is planned to eventually replace our flagship successful KNG Series of radios.

We intend for the BKR line to have a completely new look and feel, with an easy, intuitive user interface. It is designed to high specifications and provide exceptional performance. While the date of the introduction of the first product in the BKR line is not firm, we anticipate that it will be in the first half of 2020. Clearly, we had hoped that our new products would arrive earlier; however, we believe delivering a product out of the gate with world-class functionality, performance and quality, is critical to its success, and ultimately, our plans for increasing BK’s share of the market.

This concludes my overview this morning. I’ll now turn the call over to Bill Kelly, our CFO, who will review the financial and operating highlights for the third quarter and nine months of 2019, before returning for some closing thoughts.

Bill.

Bill Kelly – CFO
Thanks, Tim. Following is a summary of our financial and operating results for the third quarter and nine months ended September 30, 2019.

Net sales for the third quarter of 2019 totaled approximately $11.8 million, compared with approximately $13.3 million for the third quarter last year. For the nine months ended September 30, 2019, net sales totaled approximately $32.7 million, compared with $38.7 million for the nine month period last year.

Gross profit margins, as a percentage of sales for the third quarter of 2019, improved to approximately 43.3%, compared with 41.1% for the third quarter last year. For the nine months period of 2019, gross profit margins were 40.4%, compared with 41.8% for the nine month period last year. Gross profit margins for the third quarter increased for the second consecutive quarter on the strength of a more favorable mix of product sales, combined with improving prices and declining product costs.

For the third quarter of 2019, selling, general, and administrative expenses totaled approximately $4.8 million, compared with $4.6 million for last year’s third quarter. However, as Tim mentioned, they declined 23%, or $727,000, from the preceding quarter. For the nine months ended September 30, 2019, SG&A expenses totaled approximately $15.2 million, compared with approximately $13.2 million for the same period last year. The increase in SG&A expenses for both the third quarter and nine months was attributable primarily to new product development.

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For the third quarter of 2019, we recognized net other expenses totaling approximately $310,000, related primarily to an unrealized loss on our investment in 1347 Property Insurance Holdings. During last year’s third quarter, we recognized net other expenses totaling approximately $211,000. For the nine months ended September 30, 2019, net other income totaled approximately $222,000, primarily from gains on 1347 PIH. For the same period last year, we recognized net other expenses of approximately $1.6 million related to investment and exchange [cough].

For the third quarter of 2019, we reported net income of approximately $238,000, or $0.02 per diluted share, compared with $650,000, or $0.05 per diluted share, for the third quarter last year. For the nine months ended September 30, 2019, our net loss totaled approximately $1.3 million, or $0.10 per diluted share, compared with net income of approximately $1.2 million, or $0.09 per dilute share, for the same period last year.

Our capital return program has paid 14 consecutive quarterly dividends, with the last one paid on October 15, 2019. We have also repurchased approximately 1.3 million shares since the program’s inception.

I’ll now turn the call back over to Tim.

Timothy Vitou – President
Thank you, Bill. I believe we made important strides during the quarter toward achieving our vision for new products that we intend will differentiate BK from our competitors, and drive the growth in market share, sales, and shareholder value.

We’ll now move on to the question and answer portion of the call. I’d like to remind everyone that we do not provide financial and operating guidance on a quarterly or annual basis.

Julia, we’re now ready to open the floor for questions.

Operator
Thank you. [Operator instructions]. Please hold while we poll for questions. Our first question comes from Edward Schulz who’s an individual investor. Go ahead, Edward.

Q: Good morning, Tim and Bill. Thank you very much for taking my question. Couple of questions I have here. On the R&D, last quarter it was about $3 million, this quarter possibly $2.5 million, and in the previous several quarters of this year or last year it was running around $2 million.

Would you expect that in the future that we’d remain between that $2.5 million and $2 million range, or is there a possibility, when we closer to rolling out the new line, that we’ll jump back up above that $2.5 million level?

Bill Kelly - CFO
Hi, Ed, this is Bill. I anticipate that once we get closer to the introduction of the multiband, we’ll see some engineering expenses come back. We did see them come back a bit in third quarter as we utilized less external resources, which are expensive, and rely more on an internal staff. And that’s a key focus of Dr. Branko and his arrival here.

Q: Okay, thank you. The last few quarters you gentlemen have indicated that the sales funnel looked pretty full there, that there were some opportunities out there. I was just trying to get a little bit better understanding on the sales funnel that you’re looking at. Is that more long term, where some of these contracts are maybe a year or so down the road that you’re expecting to move forward, or is some of this more short term that you’d expect in the next couple of quarters?

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Timothy Vitou - President
Ed, this is Tim, great question. It’s a little of both. We just recently were awarded a contract, which is basically a hunting license within the federal government. It’s nothing that we would necessarily do a public relief on, or a press release on, because nothing has been awarded against it, but it’s another contract vehicle that we can utilize within the federal government.

The funnel itself, we continue to add and constantly are renewing our funnel and the pipeline. There are activities out there that we are chasing. I think you mentioned this before in prior calls, Ed, and you recognize that some of our sales cycles in the federal, and the state and local space, can be lengthy. They can take up to a year in some cases. We continually focus. It is a huge focus of mine right now to continue to grow the funnel.

Q: And then my final question is on the investment that you have with FGI, which I guess is invested in Property Insurance Holdings. The investment you made a few years ago, I believe the total investment was approximately $3.7 million, that’s come down substantially as property insurance has come down, but I guess they’ve entered into an agreement to sell off most of their insurance subsidiaries, and they’ll receive cash and stock, I guess a little over $8 a share, which would be above your initial purchase price.

Is that something that you would expect, that once that settles out, that you would repatriate some of those funds that cash back to BK, or is that something that you would expect to leave more as a long-term investment with fundamental?

Bill Kelly – CFO
Good question. The investment in 1347 PIH is driven primarily at the board level, and I know they have a belief that that’s going to end up being a positive investment for the company. I can’t really comment on a specific timeframe. There are no immediate plans that have been announced to handle that investment any differently. But as the board continues to analyze that, as things happen, we’ll certainly make announcements, public announcements.

Q: Okay, thank you very much. That’s all I had today.

Timothy Vitou – President
Thank you, Ed.

Bill Kelly – CFO
Thanks, Ed.

Operator
There appear to be no further questions. Mr. Vitou, [indiscernible] back over to you.

Timothy Vitou – President
Thank you, Julia. Thank you all for participating in today’s call. We look forward to talking with you again when we record our Q4 and full-year 2019 results in March of 2020. All the best to all of you and have a great day today.

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